UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 18, 2025

HEALTHCARE TRIANGLE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40903	84-3559776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7901 Stoneridge Dr., Suite 220 Pleasanton, CA 94588

(Address of principal executive offices)

(925)-270-4812

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	HCTI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Operating Officer

On March 18, 2025, the Board of Directors (the “Board”) of the Healthcare Triangle, Inc. (the “Company”) appointed Ms. Sujatha Ramesh to serve as the Company’s Chief Operating Officer, effective immediately.

In connection with her appointment, on March 18, 2025, Ms. Ramesh and the Company entered into a contract for employment (the “Employment Agreement”), effective March 18, 2025, for Ms. Ramesh’s service as the Company’s Chief Operating Officer on an at-will basis. Pursuant to her Employment Agreement, Ms. Ramesh is entitled to an annual base salary of $250,000 per annum, with a one-time signing bonus of 100,000 restricted shares of the Company payable within 180 days from the date of the Employment Agreement, and $25,000 in cash as guaranteed bonus to be paid at the end of 12th month from the date of the Employment Agreement. Ms. Ramesh would be eligible for the Company’s bonus program, based upon the performance goals and bonus plan (agreed upon by and between Ms. Ramesh and the Company), along with being eligible for Company’s equity incentive plan, and other employee benefit programs (as then applicable, and available). If Ms. Ramesh violates the terms of her Employment Agreement, the Company may terminate her employment without notice and without payment of any compensation or accelerated vesting of options, subject to any over-dues. Ms. Ramesh’s Employment Agreement also provides for certain non-compete and non-solicitation covenants. The term of Ms. Ramesh’s Employment Agreement began immediately and automatically renews for successive one-year periods, unless otherwise terminated by either party.

Ms. Ramesh, age 54, has a distinguished career of over 25 years of senior executive experience in the technology and financial services industry, having previously served as Global Head of Strategic Initiatives at Citigroup (2006–2024), where she held senior leadership roles and led operational transformation, governance, risk management, financial optimization, and technology modernization across global markets. Prior to Citigroup, she held leadership positions at Publicis Sapient, Infinite Computer Solutions, and Capgemini (formerly iGATE Global Solutions), managing technology projects and digital transformation initiatives across North America, Europe, Asia, and Latin America. A recognized industry thought leader and honored listee in Who’s Who in America, Ms. Ramesh has spoken at global forums and served as a guest speaker at academic institutions, mentoring future leaders. Ms. Ramesh holds an MBA from NYU Leonard N. Stern School of Business and a Master of Science (MS) in Information Systems and Applications.

There are no arrangements or understandings between Ms. Ramesh and any other persons pursuant to which she was selected as an officer of the Company, and Ms. Ramesh is not related to any other executive officer or director of the Company.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference into this Item 5.02.

On March 18, 2025, the Company issued a press release announcing Ms. Ramesh’s appointment as Chief Operating Officer of the Company. A copy of the press release is attached as Exhibit 99.1 and incorporated by reference herein.

Item 9.01. Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement between Healthcare Triangle, Inc. and Ms. Sujatha Ramesh, dated March 18, 2025.
99.1	Press Release, dated March 18, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Healthcare Triangle, Inc.

Dated: March 24, 2025	By:	/s/ Thyagarajan Ramachandran
Thyagarajan Ramachandran
Chief Financial Officer

2